Exhibit A:

Mr. Shao also directly owns an employee stock option to purchase 200,000 shares of Class A Common Stock with (i) an exercise price of $69.123 per share and (ii) an expiration date of February 23, 2031. Of the 200,000 shares subject to this option, 50,000 shares vested on February 23, 2022, 50,000 shares vested on February 23, 2023, 50,000 shares vested on February 23, 2024, and 50,000 shares are scheduled to vest on February 23, 2025.

Mr. Shao also directly owns an employee stock option to purchase 200,000 shares of Class A Common Stock with (i) an exercise price of $40.46 per share and (ii) an expiration date of February 17, 2032. Of the 200,000 shares subject to this option, 50,000 shares vested on February 17, 2023, 50,000 shares vested on February 17, 2024, 50,000 shares are scheduled to vest on February 17, 2025, and 50,000 shares are scheduled to vest on February 17, 2026.

Mr. Shao also directly owns an employee stock option to purchase 5,730 shares of Class A Common Stock with (i) an exercise price of $159.929 per share and (ii) an expiration date of March 21, 2034. Of the 5,730 shares subject to this option, 1,430 shares are scheduled to vest on March 21, 2025, 1,430 shares are scheduled to vest on March 21, 2026, 1,430 shares are scheduled to vest on March 21, 2027, and 1,440 shares are scheduled to vest on March 21, 2028.

Mr. Shao also directly owns restricted stock units with the contingent right to receive 2,500 shares of Class A Common Stock. These 2,500 shares are scheduled to vest on November 13, 2024.

Mr. Shao also directly owns restricted stock units with the contingent right to receive 19,970 shares of Class A Common Stock. Of these 19,970 shares, 4,990 shares are scheduled to vest on March 21, 2025, 4,990 shares are scheduled to vest on March 21, 2026, 4,990 shares are scheduled to vest on March 21, 2027, and 5,000 shares are scheduled to vest on March 21, 2028.

Mr. Shao also directly owns restricted stock units with the contingent right to receive 11,500 shares of Class A Common Stock. Of these 11,500 shares, 3,830 shares are scheduled to vest on June 5, 2025, 3,830 shares are scheduled to vest on June 5, 2026, and 3,840 shares are scheduled to vest on June 5, 2027.

Mr. Shao also directly owns 30,650 performance stock units (PSUs) granted on June 5, 2023. Each PSU represents a contingent right to receive shares of Class A Common Stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq Composite Index over a three-year performance period (June 1, 2023 to May 31, 2026). Vesting is subject to certification by MicroStrategy's Compensation Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.

Mr. Shao also directly owns 4,000 performance stock units (PSUs) granted on March 21, 2024. Each PSU represents a contingent right to receive shares of Class A Common Stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq Composite Index over a three-year performance period (March 21, 2024 to March 20, 2027). Vesting is subject to certification by MicroStrategy's Compensation Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.